May 1, 2025

For release:    Immediately
Refer to:    Ashley Hennessey; gentry_ashley_jo@lilly.com; (317) 416-4363 (Media)
Mike Czapar; czapar_michael_c@lilly.com; (317) 617-0983 (Investors)

Lilly reports first-quarter 2025 financial results and highlights pipeline momentum

•Revenue in Q1 2025 increased 45% to $12.73 billion driven by volume growth from Mounjaro and Zepbound.
•Pipeline progress included positive Phase 3 trial results for orforglipron (small molecule oral GLP-1 agonist) in Type 2 diabetes in the first of seven obesity and diabetes Phase 3 trials.
•Q1 2025 EPS increased 23% to $3.06 on a reported basis and increased 29% to $3.34 on a non-GAAP basis, both inclusive of $1.72 of acquired IPR&D charges.
•Revenue guidance reaffirmed to be between $58.0 billion and $61.0 billion.

INDIANAPOLIS, May 1, 2025 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the first-quarter of 2025.

"Lilly had a solid start to the year, with 45% year-over-year revenue growth driven by strong sales of Mounjaro and Zepbound,” said David A. Ricks, Lilly chair and CEO. “Our pipeline continued to deliver across key therapeutic areas, with product approvals in oncology and immunology, and the exciting success of our oral incretin, orforglipron, in the first of seven late-stage studies in diabetes and obesity. To support global demand for our newest medicines, we’re accelerating our manufacturing investments, as underscored by our recent announcement to build four new facilities."
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

Financial Results

$ in millions, except per share data	First-Quarter
	2025	2024	% Change
Revenue	$12,728.5	$8,768.0	45%

Net income – Reported	2,759.3	2,242.9	23%
Earnings per share – Reported	3.06	2.48	23%

Net income – Non-GAAP	3,004.4	2,335.3	29%
Earnings per share – Non-GAAP	3.34	2.58	29%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

First-Quarter Reported Results
In Q1 2025, worldwide revenue was $12.73 billion, an increase of 45% compared with Q1 2024, driven by a 53% increase in volume, partially offset by a 6% decrease due to lower realized prices and a 2% unfavorable impact of foreign exchange rates. Key Products1 revenue grew by $4.09 billion to $7.52 billion in Q1 2025, led by Mounjaro and Zepbound.

Revenue in the U.S. increased 49% to $8.49 billion, driven by a 57% increase in volume, partially offset by a 7% decrease due to lower realized prices. The increase in U.S. volume was driven by Zepbound and Mounjaro.

Revenue outside the U.S. increased 38% to $4.24 billion, driven by a 46% increase in volume. The volume increase outside the U.S. was driven primarily by Mounjaro and, to a lesser extent, Jardiance. Jardiance revenue included a one-time benefit of $370.0 million associated with an amendment to the company's collaboration with Boehringer Ingelheim. Pursuant to the amendment, we and Boehringer Ingelheim adjusted commercialization responsibilities for Jardiance within certain markets.

1 The Company defines Key Products as Ebglyss, Jaypirca, Kisunla, Mounjaro, Omvoh, Verzenio, and Zepbound.

2

Gross margin increased 48% to $10.50 billion in Q1 2025. Gross margin as a percent of revenue was 82.5%, an increase of 1.6 percentage points. The increase in gross margin percent was primarily driven by improved cost of production and favorable product mix, partially offset by lower realized prices.

In Q1 2025, research and development expenses increased 8% to $2.73 billion, or 21.5% of revenue, driven by continued investments in the company's early and late-stage portfolio.

Marketing, selling and administrative expenses increased 26% to $2.47 billion in Q1 2025, primarily driven by promotional efforts supporting ongoing and future launches.

In Q1 2025, the company recognized acquired in-process research and development (IPR&D) charges of $1.57 billion compared with $110.5 million in Q1 2024. The Q1 2025 charges primarily related to the acquisition of Scorpion Therapeutics, Inc.'s PI3Kα inhibitor program STX-478.

The effective tax rate was 20.2% in Q1 2025 compared with 11.6% in Q1 2024, primarily driven by the unfavorable tax impact of a non-deductible acquired IPR&D charge in Q1 2025. The 2025 and 2024 effective tax rates were impacted by discrete tax benefits in each period.

In Q1 2025, net income and earnings per share (EPS) were $2.76 billion and $3.06, respectively, compared with net income of $2.24 billion and EPS of $2.48 in Q1 2024. EPS in Q1 2025 and Q1 2024 included acquired IPR&D charges of $1.72 and $0.10, respectively.

First-Quarter Non-GAAP Measures
On a non-GAAP basis, Q1 2025 gross margin increased 47% to $10.63 billion. Gross margin as a percent of revenue was 83.5%, an increase of 1.0 percentage point. The increase in gross margin percent was primarily driven by improved cost of production and favorable product mix, partially offset by lower realized prices.

The effective tax rate on a non-GAAP basis was 20.2% in Q1 2025 compared with 11.9% in Q1 2024, primarily driven by the unfavorable tax impact of a non-deductible acquired IPR&D charge in Q1 2025. The 2025 and 2024 effective tax rates were impacted by discrete tax benefits in each period.

On a non-GAAP basis, Q1 2025 net income and EPS were $3.00 billion and $3.34, respectively, compared with net income of $2.34 billion and EPS of $2.58 in Q1 2024. Non-GAAP EPS in Q1 2025 and Q1 2024 included acquired IPR&D charges of $1.72 and $0.10, respectively.

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For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	First-Quarter
	2025	2024	% Change
Earnings per share (reported)	$3.06	$2.48	23%
Amortization of intangible assets	.11	.12
Asset impairment, restructuring and other special charges	.03	—
Net losses (gains) on investments in equity securities	.13	(.02)
Earnings per share (non-GAAP)	$3.34	$2.58	29%

Acquired IPR&D	1.72	.10	NM
Numbers may not add due to rounding
NM – not meaningful

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Selected Revenue Highlights

(Dollars in millions)	First-Quarter
Selected Products	2025	2024	% Change
Mounjaro	$3,841.8	$1,806.5	113%
Zepbound	2,311.9	517.4	NM
Verzenio	1,158.9	1,050.3	10%

Total Revenue	12,728.5	8,768.0	45%

NM – not meaningful

Mounjaro
For Q1 2025, worldwide Mounjaro revenue increased 113% to $3.84 billion. U.S. revenue was $2.66 billion, an increase of 75%, reflecting continued strong demand, partially offset by lower realized prices. Revenue outside the U.S. increased to $1.19 billion compared with $286.2 million in Q1 2024, primarily driven by volume growth, including entry into new markets, partially offset by lower realized prices.

Zepbound
For Q1 2025, U.S. Zepbound revenue was $2.31 billion, compared with $517.4 million in Q1 2024, primarily driven by increased demand, partially offset by lower realized prices.

Verzenio
For Q1 2025, worldwide Verzenio revenue increased 10% to $1.16 billion. U.S. revenue was $657.6 million, an increase of 3%, driven by higher realized prices. Increased demand was more than offset by wholesaler buying patterns and competitive dynamics. Revenue outside the U.S. was $501.3 million, an increase of 22%, primarily driven by volume growth, partially offset by the unfavorable impact of foreign exchange rates.

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Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:

Regulatory	Lilly's Jaypirca (pirtobrutinib) recommended by CHMP for approval in the European Union for adults with relapsed or refractory chronic lymphocytic leukemia (CLL) previously treated with a BTK inhibitor (announcement). Jaypirca was approved in the EU subsequent to the positive CHMP opinion.
Lilly's statement about the CHMP opinion issued for donanemab (announcement).
Clinical	Lilly's oral GLP-1, orforglipron, demonstrated statistically significant efficacy results and a safety profile consistent with injectable GLP-1 medicines in successful Phase 3 trial (announcement).
Lilly's lepodisiran reduced levels of genetically inherited heart disease risk factor, lipoprotein(a), by nearly 94% from baseline at the highest tested dose in adults with elevated levels (announcement).
Lilly's baricitinib delivered high rates of hair regrowth for adolescents with severe alopecia areata in Phase 3 BRAVE-AA-PEDS study (announcement).
Lilly's EBGLYSS® (lebrikizumab-lbkz) single monthly maintenance injection achieved completely clear skin at three years in half of patients with moderate-to-severe atopic dermatitis (announcement).
Most patients on Lilly's Omvoh® (mirikizumab-mrkz) for Crohn's disease achieved sustained clinical remission and endoscopic response at two years (announcement).
Other	LillyDirect platform expands to facilitate access to Alzheimer's disease care (announcement).
Lilly plans to more than double U.S. manufacturing investment since 2020 exceeding $50 billion (announcement).
Lilly launches additional Zepbound vial doses and offers new savings for self-pay patients (announcement).

For information on important public announcements, visit the news section of Lilly's website.

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2025 Financial Guidance
The company updated certain elements of its 2025 financial guidance to reflect the impact of the Q1 2025 acquired IPR&D charges.

The company reaffirms its previous 2025 revenue guidance and expects it to be between $58.0 billion and $61.0 billion.

The performance margin2 is still expected to be in the range of 40.5% and 42.5% on a reported basis and 41.5% and 43.5% on a non-GAAP basis.

Other income (expense) on a reported basis is now expected to be expense in the range of $850 million to $750 million due to net losses on investments in equity securities and is still expected to be expense in the range of $700 million to $600 million on a non-GAAP basis.

The 2025 estimated effective tax rate increased from approximately 16% to 17% on both a reported and non-GAAP basis, driven by the tax impact of the non-deductible acquired IPR&D charge incurred in Q1 2025.

Guidance for EPS for 2025 decreased to the range of $20.17 to $21.67 on a reported basis, driven by the acquired IPR&D charges and net losses on investments in equity securities and $20.78 to $22.28 on a non-GAAP basis, driven by the acquired IPR&D charges. The company's updated 2025 financial guidance reflects adjustments shown in the reconciliation table below.

2025 Guidance
Earnings per share (reported)	$20.17 to $21.67
Amortization of intangible assets	.44
Asset impairment, restructuring, and other special charges	.03
Net losses on investments in equity securities	.13
Earnings per share (non-GAAP)	$20.78 to $22.28
Numbers may not add due to rounding

2 The Company defines performance margin as gross margin less R&D, Marketing, Selling, and Administrative and Asset Impairment, Restructuring and Other Charges divided by revenue

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The following table summarizes the company's updated 2025 financial guidance:

	Prior	Updated(1) (2) (3)

Revenue	$58.0 to $61.0 billion	Unchanged

Performance Margin(4)
(reported)	40.5% to 42.5%	Unchanged
(non-GAAP)	41.5% to 43.5%	Unchanged

Other Income/(Expense) (reported)	($700) to ($600) million	($850) to ($750) million
Other Income/(Expense) (non-GAAP)	($700) to ($600) million	Unchanged

Tax Rate	Approx. 16%	Approx. 17%

Earnings per Share (reported)	$22.05 to $23.55	$20.17 to $21.67
Earnings per Share (non-GAAP)	$22.50 to $24.00	$20.78 to $22.28

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) Guidance includes acquired IPR&D charges through Q1 2025 of $1.57 billion or $1.72 on a per share basis. Guidance does not include acquired IPR&D either incurred, or expected to be incurred, after Q1 2025.

(3) This guidance is based on the existing tariff and trade environment as of May 1, 2025, and does not reflect any policy shifts, including pharmaceutical sector tariffs, that could impact business.
(4) The Company defines performance margin as gross margin less R&D, Marketing, Selling, and Administrative, and Asset Impairment, Restructuring and Other Charges divided by revenue.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q1 2025 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2025 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release and the related attachments contain management's intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's or competitive products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and a consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations, which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates or changes in interest rates and inflation or deflation; significant and sudden declines or volatility in the trading price of the company's common stock and market capitalization; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory oversight and actions regarding the company's operations and products; regulatory compliance problems or government investigations; risks from the proliferation of counterfeit, misbranded, adulterated or illegally compounded products; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements contained in this press release and the related attachments, which, except as otherwise noted, speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements contained in this press release and the related attachments to reflect events or circumstances after the date of this release.

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Website Information

The information contained on, or that may be accessed through, our website or any third-party website is not incorporated by reference into, and is not a part of, this earnings release.

Trademarks and Trade Names

All trademarks or trade names referred to in this press release are the property of the company, or, to the extent trademarks or trade names belonging to other companies are references in this press release, the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the company or, to the extent applicable, their respective owners will not assert, to the fullest extent under applicable law, the company's or their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2025	2024	% Chg.

Revenue	$12,728.5	$8,768.0	45%

Cost of sales	2,224.2	1,673.5	33%
Research and development	2,733.7	2,522.8	8%
Marketing, selling and administrative	2,468.8	1,952.2	26%
Acquired IPR&D	1,571.7	110.5	NM
Asset impairment, restructuring and other special charges	35.0	—	NM
Operating income	3,695.1	2,509.0	47%

Net interest income (expense)	(195.4)	(133.8)
Net other income (expense)	(43.6)	160.9
Other income (expense)	(239.0)	27.1	NM

Income before income taxes	3,456.1	2,536.1	36%
Income tax expense	696.8	293.2	138%

Net income	$2,759.3	$2,242.9	23%

Earnings per share - diluted	$3.06	$2.48	23%

Dividends paid per share	$1.50	$1.30	15%
Weighted-average shares outstanding (thousands) - diluted	900,604	903,802
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data and numbers may not add due to rounding)

	Three Months Ended March 31,
	2025	2024
Gross Margin - As Reported	$10,504.3	$7,094.5

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(1)	123.0	139.1

Gross Margin - Non-GAAP	$10,627.3	$7,233.6

Gross Margin as a percent of revenue - As Reported	82.5%	80.9%
Gross Margin as a percent of revenue - Non-GAAP(2)	83.5%	82.5%

1.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended March 31,
	2025	2024
Net income - Reported	$2,759.3	$2,242.9

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(1)	123.0	139.1
Asset impairment, restructuring and other special charges(2)	35.0	—
Net (gains) losses on investments in equity securities (Other income/expense)	152.0	(23.4)
Corresponding tax effects (Income taxes)	(64.9)	(23.3)

Net income - Non-GAAP	$3,004.4	$2,335.3

Effective tax rate - Reported	20.2%	11.6%
Effective tax rate - Non-GAAP(3)	20.2%	11.9%
Earnings per share (diluted) - Reported	$3.06	$2.48
Earnings per share (diluted) - Non-GAAP	$3.34	$2.58

1.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. For the three months ended March 31, 2025, excludes charges related to intangible asset impairments.
3. Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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